Exhibit 5.1

October 19, 2021

Ensemble Health Partners, Inc.

11511 Reed Hartman Highway

Cincinnati, Ohio 45241

Ladies and Gentlemen:

We have acted as counsel to Ensemble Health Partners, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-259884) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 34,500,000 shares (the “Shares”) of the Class A common stock, $0.001 par value per share (“Common Stock”), of the Company including 4,500,000 shares of Common Stock that may be purchased at the option of Goldman Sachs & Co, LLC., BofA Securities, Inc., Deutsche Bank Securities Inc., and Guggenheim Securities, LLC. (the “Underwriters”), in their capacity as representatives of the underwriters named in the “Underwriting Agreement” (as defined below). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Ensemble Health Partners, Inc.	- 2 -

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP